Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

IPKV HOLDINGS, INC.

The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purpose hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the “General Corporation Law of the State of Delaware”), does hereby certify:

FIRST:

The name of the corporation is IPKV HOLDINGS, INC.

SECOND:

The address, including street, number, city, and county, of the registered office of the corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington  19808, County of New Castle; and the name of the registered agent of the corporation in the State of Delaware at such address is Corporation Service Company.

THIRD:

 The nature of the business or purposes to be conducted or promoted is: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:

The Corporation shall have authority to issue one hundred million (100,000,000) shares of common stock (the “Common Stock”), One Tenth of One Cent ($0.001) par value per share, amounting in the aggregate to One Hundred Thousand Dollars ($100,000), and twenty-five million (25,000,000) shares of preferred stocks (the “Preferred stock”), $0.001 par value per share, amounting in the aggregate to Twenty-Five Thousand Dollars ($25,000).

The powers, preferences and rights, and the qualifications, limitations and restrictions of the Corporation's Common Stock and Preferred Stock are as follows:

(a)

holders of the Corporation's Common Stock as a class, have equal ratable rights to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor and are entitled upon liquidation of the Company to share ratably in the net assets available for distribution, are not redeemable and have no preemptive or similar rights; and holders of the Corporation's Common Stock have one non-cumulative vote for each share held of record on all matters to be voted on by the Corporation's stockholders.

(b)

The shares of Preferred Stock may be issued in series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the Board of Directors.  The Board of Directors is hereby expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of Preferred Stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Delaware.

FIFTH:

The name and mailing address of the incorporator is: Joseph Rozelle, c/o Nautilus Global Partners, 700 Gemini, Suite 100, Houston, TX 77056.

SIXTH:

The Corporation shall have the power to indemnify and advance expenses to any person to the fullest extent permitted by the General Corporation Law of the State of Delaware as it now exists or as it may hereafter be amended. The indemnification and advancement of expenses provided by this provision shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as  to action in another capacity while holding such office, and shall continue as to persons who have ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such persons.

SEVENTH:

 To the fullest extent permitted by the General Corporation Law of the State of Delaware as it now exists or as it may hereafter be amended, no director shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

EIGHTH:

The Corporation is to have perpetual existence.

NINETH:

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-Laws of the Corporation.

TENTH:

Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation. Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

ELEVENTH:

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders, directors or any other person herein are granted subject to this reservation.

[SIGNATURE PAGE TO FOLLOW]

I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 28th day of January 2009.

/s/ Joseph Rozelle

Name: Joseph Rozelle

Title: Incorporator